FORM OF STOCK AWARD AGREEMENT
Exhibit 4.1

                              STOCK AWARD AGREEMENT


         THIS AGREEMENT is made and entered into as of May 20, 2004 by and between CDKNet.Com, Inc., a Delaware corporation ("CDKNET"), and ___________ (the "Recipient").

         WHEREAS, CDKNET and Recipient have agreed that Recipient shall continue to provide valuable services to CDKNET, and CDKNET wishes to create a further incentive for Recipient to continue to provide such services;

         AND WHEREAS, CDKNET presently does not have the cash resources and desires to use shares of its common stock to use to pay for such services;

         NOW, THEREFORE, in consideration of their mutual promises and undertakings, CDKNET and Recipient mutually agree as follows:

         1. In consideration for Recipient's agreement to continue to provide services to CDKNET (which services shall not be in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the CDKNET securities) as of May ___, 2004 (the "Grant Date"), is hereby granted ___________ shares of restricted CDKNET common stock, $0.0001 par value (the "Shares"). The Shares shall be issued and delivered to the Recipient within five business days after CDKNET files a Registration Statement on Form S-8 registering the Shares.

         2. Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on him as a result of his receipt of the Shares.

         3. In the event of any change (such as recapitalization, merger, consolidation, stock dividend, or otherwise) in the character or amount of CDKNET Corporation common stock, $0.0001 par value, prior to the Issuance Date,
(a) the number of Shares to which Recipient shall be entitled shall be the same as if he had actually owned the Shares without restriction at the time of such change, and (b) the amount of the cash to be paid to Recipient shall be the amount of dividends paid on the Shares following such change in the number of shares of Shares.

         4. The Shares shall be registered prior to the Issuance Date under Form S-8 or a successor form thereto, or if such form is not available, on any form available to CDKNET, for the sale of securities to the Recipient.

         5. Nothing in this Agreement shall be interpreted or construed to create a contract of employment between CDKNET and the Recipient. This Agreement is intended solely to provide Recipient an incentive to continue providing services to CDKNET under existing agreements for such services.
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         The maximum number of Shares (subject to adjustment as aforesaid) which may be issued under the corporation's plan is 200,000.

         The Shares vest immediately upon the date of grant, provided that no more than 25,000 Shares may vest for any Recipient during any six month period. For example, if the award is for 45,000 Shares, 25,000 will vest on the date of grant and 20,000 shall vest six months thereafter.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       CDKNET.COM, INC.


                                       --------------------------------
                                       By:  Steven A. Horowitz
                                            Chief Executive Officer

                                       (This Agreement shall be filed with the
                                       minutes of meetings of CDKNET directors
                                       and shall be deemed sufficient consent to the issuance of the Shares)

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Recipient















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